Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-276228, 333-259241 and 333-231894) and on Form F-3 (No. 333-282761) of our report dated April 23, 2025, with respect to the consolidated financial statements of UP Fintech Holding Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 23, 2025